EXHIBIT 11

                             INTERSTATE BAKERIES CORPORATION
                  SCHEDULE REGARDING COMPUTATION OF PER SHARE EARNINGS
                              (000's EXCEPT PER SHARE DATA)
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                                                  Twelve Weeks Ended          Twenty-Four Weeks Ended
                                               --------------------------    --------------------------
                                               November 15,  November 16,    November 15,  November 16,
                                                  1997          1996            1997          1996
                                               ------------  ------------    ------------  ------------

Net income                                      $ 34,247      $  26,242       $ 64,127      $  44,909
                                                =========     ==========      =========     ==========

Weighted average common shares
 outstanding                                      73,230         74,880         73,876         74,764
Dilutive stock options                             1,495          1,178          1,427          1,050
                                                ---------     ----------      ---------     ----------
Weighted average common and common
 equivalent shares outstanding                    74,725         76,058         75,303         75,814
                                                =========     ==========      =========     ==========

Earnings per share                              $    .46      $     .35       $    .85      $     .59
                                                =========     ==========      =========     ==========

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